UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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UNILIFE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 16, 2015

Dear Unilife Stockholder:

You are cordially invited to attend a special meeting of stockholders of Unilife Corporation (the “Company”) to be held on Monday, February 8, 2016, at 4:00 P.M. U.S. Eastern Time (8:00 A.M. Australian Eastern Time on Tuesday, February 9, 2016), at the Crowne Plaza Philadelphia Hotel – King Of Prussia, 260 Mall Blvd, King of Prussia, Pennsylvania 19406. The meeting will be broadcast via the Investor Relations section of our website www.unilife.com as a “live” listen only webcast.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the potential issuance of 20.00% or more of our outstanding common stock upon conversion or redemption of our Series A Redeemable Convertible Preferred Stock.

All stockholders and holders of CHESS Depositary Interests, or CDIs, are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to submit your proxy card or CDI voting instruction form as soon as possible so that your shares (or shares underlying your CDIs) can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or CDI voting instruction form.

We are first furnishing the proxy materials to stockholders on December 16, 2015. We are furnishing our proxy materials over the Internet. Therefore, you will not receive paper copies of our proxy materials. We will instead send you a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides instructions on how you may obtain copies of the proxy materials if you so choose.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. As a Delaware corporation and under our bylaws, a minimum of one-third of our outstanding shares of common stock (including shares underlying our outstanding CDIs) must be present in person or represented by proxy at the meeting in order for the meeting to be considered valid. You may vote your shares (or direct our CDI Nominee, CHESS Depositary Nominees Pty Ltd (“CDN”), to vote if you hold your shares in the form of CDIs) online or by mailing a completed proxy card or CDI voting instruction form if you elect to receive the proxy materials by mail. Instructions regarding each method of voting are provided on the proxy card and the CDI voting instruction form. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the meeting.

Sincerely yours,

Alan D. Shortall

Chairman of the Board

and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, FEBRUARY 8, 2016, AT 4:00 P.M. U.S. EASTERN TIME

(8:00 A.M. AUSTRALIAN EASTERN TIME ON TUESDAY, FEBRUARY 9, 2016)

TO THE STOCKHOLDERS OF UNILIFE CORPORATION:

Notice is hereby given that a special meeting of stockholders of Unilife Corporation, a Delaware corporation, will be held on Monday, February 8, 2016, at 4:00 P.M. U.S. Eastern Time (8:00 A.M. Australian Eastern Time on Tuesday, February 9, 2016), at the Crowne Plaza Philadelphia Hotel – King Of Prussia, 260 Mall Blvd, King of Prussia, Pennsylvania 19406 for the following purposes:

1. For the purposes of compliance with NASDAQ Marketplace Rule 5635(d) and for all other purposes, to approve the potential issuance of 20.00% or more of our outstanding common stock upon the redemption or conversion of, payment of dividends on and conversion premium on the Series A Preferred Stock sold pursuant to the stock purchase agreement we entered into on November 9, 2015 and which we filed as Exhibit 10.1 to a Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2015 and the Australian Securities Exchange on November 10, 2015; (“Proposal No. 1”); and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors recommends that stockholders vote FOR Proposal No. 1. Stockholders of record as of the close of business on Tuesday, December 15, 2015 (U.S. Eastern Time), the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Record holders of CDIs as of the close of business on the record date for the special meeting are entitled to receive notice of and to attend the special meeting and any adjournment or postponement of the special meeting and, in order to vote, may instruct our CDI Depositary, CHESS Depositary Nominees Pty Ltd, or CDN, to vote the shares underlying their CDIs by either following the instructions on the CDI voting instruction form or by voting online at www.investorvote.com.au. Doing so permits each CDI holder to instruct CDN to vote on behalf of the CDI holder at the special meeting in accordance with the instructions received via the CDI voting instruction form or online.

The proxy statement that accompanies and forms part of this notice of special meeting provides further information in relation to the matters to be considered at the special meeting. This notice of special meeting and the proxy statement contain important information and should be read in their entirety. If stockholders are in doubt as to how they should vote, they should seek advice from their legal counsel, accountant or other professional adviser prior to voting.

By Order of the Board of Directors,

John C. Ryan

Senior Vice President, General Counsel

    and Secretary

December 16, 2015

IMPORTANT: To assure that your shares are represented at the meeting, please vote (or, for CDI holders, direct CDN to vote) your shares via the Internet or by marking, signing, dating and returning the proxy card or CDI voting instruction form to the address specified, or, for the holders of our common stock only, via telephone. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares, except that CDI holders may only instruct CDN to vote on their behalf by completing and signing the CDI voting instruction form or voting online at www.investorvote.com.au and may not vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, FEBRUARY 8, 2016, AT 4:00 P.M. U.S. EASTERN TIME (8:00 A.M. AUSTRALIAN EASTERN TIME ON TUESDAY, FEBRUARY 9, 2016). A complete set of proxy materials relating to the special meeting is available on the Internet. These materials, consisting of the Notice of Special Meeting, proxy statement, proxy card and CDI voting instruction form may be viewed and printed at www.envisionreports.com/unis. If you are a CDI holder, you may also view and print these materials online at www.investorvote.com.au.

UNILIFE CORPORATION

250 Cross Farm Lane

York, Pennsylvania 17406

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, FEBRUARY 8, 2016, AT 4:00 P.M. U.S. EASTERN TIME

(8:00 A.M. AUSTRALIAN EASTERN TIME ON TUESDAY, FEBRUARY 9, 2016)

The accompanying proxy is solicited by the board of directors of Unilife Corporation, a Delaware corporation (“we,” “us,” “our,” “Unilife,” or the “Company”), for use at the special meeting of stockholders to be held on Monday, February 8, 2016, at 4:00 P.M. U.S. Eastern time (8:00 A.M. Australian Eastern Time on Tuesday, February 9, 2016), at the Crowne Plaza Philadelphia Hotel – King Of Prussia, 260 Mall Blvd, King of Prussia, Pennsylvania 19406, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting.

A Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about Monday, December 28, 2015.

INTERNET AVAILABILITY OF PROXY MATERIALS

A complete set of proxy materials relating to the special meeting is available on the Internet. These materials, consisting of the Notice of Special Meeting, proxy statement, proxy card and CDI voting instruction form, may be viewed and printed at www.envisionreports.com/unis. If you are a CDI holder, you may also view and print these materials online at www.investorvote.com.au.

SOLICITATION AND VOTING

Voting Rights and Procedures

Only those stockholders of record as of the close of business on December 15, 2015 (U.S. Eastern Time), the record date for the meeting, will be entitled to vote at the special meeting and any adjournment or postponement thereof. Record holders of CDIs as of the close of business on the record date for the meeting are entitled to receive notice of and attend the special meeting and any adjournment or postponement of the special meeting, and, in order to vote, may instruct CDN to vote the shares underlying their CDIs at the meeting by either following the instructions on the CDI voting instruction form or by voting online at www.investorvote.com.au.

As of the record date, we had 148,677,866 shares of common stock outstanding (equivalent to 892,067,196 CDIs assuming all shares of common stock were converted into CDIs on the record date), all of which are entitled to vote with respect to all matters to be acted upon at the special meeting, except for those shares of common stock held by holders of our Series A Preferred Stock as further described under “Activity Restrictions” in Proposal No. 1. The Series A Preferred Stock is not entitled to vote with respect to any matters to be acted upon at the special meeting pursuant to the terms of the Series A Preferred Stock as set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock (the “Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on November 6, 2015 and which was attached as Exhibit 3.1 to a Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2015 and the Australian Securities Exchange on November 10, 2015 (the “November 9th 8-K”). Each holder of common stock as of the close of business on the record date is entitled to one vote for each share of common stock held by such stockholder.

Each CDI holder as of the close of business on the record date is entitled to direct CDN to vote one share for every six CDIs held by such holder. One-third of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against and abstentions will each be counted as present and entitled to vote for the purposes of determining whether a quorum is present. If you hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have discretion to vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on Proposal No. 1, the organization that holds the shares will inform the Company that it does not have authority to vote on this matter with respect to your shares. This is generally referred to as a “Broker non-vote.” Broker non-votes will not be counted as present and entitled to vote for the purposes of determining whether a quorum is present.

The following describes how you may vote and the votes required.

Vote Required

The affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter must be obtained in order to approve Proposal No. 1. You may vote for or against the proposal or you may abstain from voting. Abstentions will not be counted as affirmative votes and will have the same effect as AGAINST votes, and broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of the proposal.

Solicitation of Proxies

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition to soliciting stockholders through our employees, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to solicit the beneficial owners and will reimburse them for their reasonable expenses in so doing.

Voting Instructions

All shares of our common stock represented by a properly executed proxy received before the time indicated on the proxy will, unless the proxy is revoked, be voted in accordance with the instructions indicated on the proxy. If no instructions are indicated on the proxy, the shares will be voted as the proxy holder nominated on the proxy card determines, or, if no person is nominated, the shares will be voted “FOR” Proposal No. 1. The persons named as proxies will vote on any other matters properly presented at the special meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Corporate Secretary of Unilife Corporation, 250 Cross Farm Lane, York, Pennsylvania 17406, a written notice revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares. CDI holders may attend the meeting, but cannot vote in person at the meeting.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the special meeting by directing how your shares are voted as follows:

•	If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided on the proxy card or you can vote by proxy by mail pursuant to instructions provided on the proxy card.

•	If your shares are held in a stock brokerage account or by a bank or other nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account. If you hold shares beneficially in street name, you may vote by proxy over the Internet or telephone by following the instructions provided on the proxy card or you may vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Under Delaware law, votes cast by Internet have the same effect as votes cast by submitting a written proxy card.

Special Instructions for CDI Holders

Specific instructions to be followed by any CDI holder interested in directing CDN to vote the shares underlying their CDIs are set forth on the CDI voting instruction form. The Internet voting procedures for CDI holders are designed to authenticate the CDI holder’s identity and to allow the CDI holder to direct CDN to vote his or her shares and confirm that his or her voting instructions have been properly recorded.

CDI holders may direct CDN to vote their underlying shares at the meeting by following the instructions in the CDI voting instruction form and voting online at www.investorvote.com.au or by returning the CDI voting instruction form to Computershare, the agent we designated for the collection and processing of voting instructions from our CDI holders, no later than 4:00 A.M. on February 3, 2016 U.S. Eastern Time (8:00 P.M. on February 3, 2016 Australian Eastern Time) in accordance with the instructions on such form. Doing so permits CDI holders to instruct CDN to vote on their behalf in accordance with their written directions. If you direct CDN to vote by completing the CDI voting instruction form, you may revoke those directions by delivering to Computershare, no later than 4:00 A.M. on February 3, 2016, U.S. Eastern Time (8:00 P.M. on February 3, 2016 Australian Eastern Time), a written notice of revocation bearing a later date than the CDI voting instruction form previously sent. CDI holders may attend the meeting, but cannot vote in person at the meeting unless they are appointed as proxy by CDN.

PROPOSAL NO. 1 — APPROVAL OF THE POTENTIAL ISSUANCE OF 20.00% OR MORE OF OUR OUTSTANDING COMMON STOCK UNDER OUR SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

Terms of the Purchase Agreement and the Series A Redeemable Convertible Preferred Stock

On November 9, 2015, the Company entered into and closed a Stock Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Fund”). Pursuant to the Purchase Agreement, the Company issued and sold to the Fund 790 shares of our newly designated Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The face value of the Series A Preferred Stock is convertible into common stock at a fixed conversion price of $1.00 per share (the “Conversion Price”). The purchase price for each share of Series A Preferred Stock was $10,000, with a 5% original issue discount, for gross proceeds of $7.5 million resulting in a subscription price of $9,493.67 per share of Series A Preferred Stock. The shares of Series A Preferred Stock were offered and sold in a registered direct offering (the “Offering”) pursuant to the Company’s shelf registration statement (File No. 333-197122), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 3, 2014.

Summaries of certain terms of the Purchase Agreement are set forth below.

No Short Selling. So long as the Fund holds shares of the Series A Preferred Stock, neither the Fund nor any affiliate may engage in or effect, directly or indirectly, any short sale of common stock, except upon the occurrence of certain Trigger Events. See “Trigger Events,” below.

Activity Restrictions. So long as the Fund or any of its affiliates holds shares of the Series A Preferred Stock, neither the Fund nor any affiliate may (i) vote any shares of Common Stock owned or controlled by it, sign or solicit any proxies, attend or be present at a stockholder meeting for purposes of determining a quorum, or seek to influence the voting of any securities of the Company; (ii) engage or participate in certain actions, plans or proposals which, among other things, relate to or would result in (A) acquiring additional securities of the Company, alone or together with any other person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of the Company at any one time, (B) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (C) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (D) any material change in our present capitalization or dividend policy, or (E) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; or (iii) request the Company or its directors, officers, employees, agents or representatives to amend or waive any of the restrictions set forth in the Purchase Agreement.

Subsequent Financings. So long as the Fund holds shares of the Series A Preferred Stock, the Company may not enter into any agreement which would restrict its ability to enter into any agreement, amendment or waiver with the Fund, other than (i) in a Strategic Transaction (as defined in the Purchase Agreement) or (ii) an agreement that generally restricts the ability of the Company to issue equity securities for a period not to exceed 90 days following the date of such agreement. For sixty days after the date of the closing of the Purchase Agreement, the Company may not enter into any equity or convertible financing at a discount, at a variable price, pursuant to a shelf registration or with registration rights. However, notwithstanding the foregoing, we may enter into a financing (i) with the Fund, (ii) pursuant to existing agreements, (iii) in an underwritten public offering, (iv) for non-convertible debt, (v) with an existing investor or lender or (vi) in a Strategic Transaction.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby do not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement filed as Exhibit 10.1 to the November 9th 8-K.

The terms of the Series A Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock (the “Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on November 6, 2015 and which was attached as Exhibit 3.1 to the November 9th 8-K. A summary of the material terms of the Series A Preferred Stock is set forth below. Terms not otherwise defined herein have the same meaning as set forth on the Certificate of Designations.

Designation and Ranking. The Company has designated 5,000 shares of Series A Preferred Stock. The Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution ranks (i) senior to our Common Stock; (ii) senior to any other series of preferred stock, or senior, pari passu or junior with respect to preferred stock issued in a Strategic Transaction, as set forth in the Certificate of Designations with respect to such preferred stock; and (iii) junior to all of our existing and future indebtedness.

Voting. Except as required by applicable law or as set forth herein, a holder of shares of Series A Preferred Stock will have no voting rights including, without limitation, the election of directors, except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce the Company’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Company; (e) on a proposal for the disposal of the Company’s property, business and undertaking; and (f) during the winding-up of the entity. However, we will not, without the affirmative approval of the holders of a majority of the shares of the Series A Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designations, (ii) except with respect to any securities issued in a Strategic Transaction, authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend our certificate of incorporation or other charter documents in breach of any of the provisions of the Certificate of Designations, (iv) increase the authorized number of shares of Series A Preferred Stock or (v) enter into any agreement with respect to the foregoing. Where a holder of Series A Preferred Shares has a right to vote the holder will have one vote per holder on a resolution on a show of hands and one vote per share of Series A Preferred Stock on a resolution conducted on a poll.

Dividends. From the date of issuance, each share of Series A Preferred Stock will accrue dividends at a rate of 8.0% per annum (the “Dividend Rate”), subject to adjustment as discussed below, on its face value of $10,000 (the “Face Value”). The Dividend Rate will adjust upward by 10 percentage points, upon the first occurrence of any Trigger Event. See “Trigger Events,” below. Dividends will be payable upon (i) conversion of such a share, (ii) redemption of such a share or (iii) when, as and if otherwise declared by the Company’s Board of Directors. Dividends are payable, at the Company’s sole and absolute discretion, either in cash or in shares of Common Stock which are valued at (i) if there is no Trigger Event, (A) 95.0% of the average of the 5 lowest individual daily volume weighted average prices of the Common Stock on the Trading Market during the applicable Measurement Period, which may be non-consecutive, less $0.05 per share of Common Stock, not to exceed (B) 100% of the lowest sales price on the last day of such Measurement Period less $0.05 per share of Common Stock (ii) following any Trigger Event, (A) 80.0% of the lowest daily volume weighted average price during any Measurement Period for any conversion by Holder, less $0.10 per share of Common Stock, not to exceed (B) 80.0% of the lowest sales price on the last day of any Measurement Period, less $0.10 per share of Common Stock.

Conversion. Each share of Series A Preferred Stock will be convertible into such number of shares of Common Stock equal to the Face Value divided by the Conversion Price. The Fund may convert its shares of Series A Preferred Stock at any time, and the Company may effect a conversion if (i) there has been a minimum of $20 million, or 5 times the Face Value of Series A Preferred Stock being converted, whichever is lower, in aggregate trading volume in the prior 20 Trading Days, subject at all times to the Issuance Limitation (as defined below), (ii) the volume weighted price of a share of Common Stock is at least $0.50 and (iii) certain other conditions set forth in the Certificate of Designations have been met, including that no Trigger Event has occurred. Shares of Series A Preferred Stock shall mature seven years following the issuance date, at which time such shares will automatically convert into shares of Common Stock. However, we may redeem in cash at maturity, at our option, an amount per share equal to 100% of the liquidation value for the shares being redeemed.

Upon any conversion of shares of Series A Preferred Stock, the Company will be required to issue Common Stock at the Conversion Price and pay any unpaid dividends thereon and Conversion Premium (in cash or, in stock at the Company’s discretion; provided, however that if the conversion is effected by the Company, the unpaid dividends and Conversion Premium may be paid in stock only if the Equity Conditions have been met).

Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company (including by Deemed Liquidation Events as set forth in the Certificate of Designations), the holders of Series A Preferred Stock will be entitled to be paid out of our assets available for distribution to our stockholders, pari passu with holders of our preferred stock and common stock an amount equal to $10,000.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon.

Redemption. The Company will have the right, in its sole and absolute discretion, to redeem for cash all or any portion of the shares of Series A Preferred Stock then outstanding by paying the holder the following with respect to such shares: (i) if the redemption takes place on or after the seven-year anniversary of issuance (the “Dividend Maturity Date”), the Face Value; (ii) if the redemption takes place prior to the Dividend Maturity Date, at an early redemption price equal to (A) the Face Value plus (B) any Conversion Premium less (C) any dividends paid. The “Conversion Premium” for each share of Series A Preferred Stock means the Face Value multiplied by the product of (i) the applicable Dividend Rate and (ii) the number of whole years between the issuance date and the Dividend Maturity Date; provided, however that in the event of a Trigger Event, the Company will only be able to redeem the Series A Preferred Stock in connection with a Strategic Transaction (as defined in the Certificate of Designation). See “Trigger Events,” below.

Credit Risk Adjustment. The dividend rate will adjust (i) downward by an amount equal to 100 basis points for each amount, if any, equal to $0.05 per share of common stock that the volume weighted average price of our common stock on any trading day rises above $1.50, down to a minimum of 0.0%; and (ii) upward by an amount equal to 150 basis points for each amount, if any, equal to $0.05 per share of common stock that volume weighted average price of our common stock on any trading day falls below $0.70, up to a maximum of 15.0%.

In addition, the dividend rate will adjust upward by 10 percentage points upon the first occurrence of a Trigger Event. See “Trigger Events,” below.

Issuance Limitation. The holder of the Series A Preferred Stock will be prohibited from converting shares of Series A Preferred Stock into shares of our common stock if, as a result of the conversion, the holder, together with its affiliates, would beneficially own more than 4.99% of the total number of shares of our common stock then issued and outstanding (which amount may be increased to 9.99% by the holder of the Series A Preferred Stock upon such holder providing the Company with not less than 61 days’ prior notice).

Trigger Events. Trigger Events are defined in the Certificate of Designations to include our failure to timely deliver any shares issuable upon conversion of the Series A Preferred Stock or our notice that we do not intend to comply with a conversion notice, our uncured breach of the Certificate of Designations or any transaction documents, the occurrence of certain defaults under our material agreements, the suspension of our NASDAQ listing, bankruptcy, the appointment of receiver, our failure to timely file report under the Securities Exchange Act of 1934, as amended, or the unenforceability of any material provision of the Certificate of Designations.

On November 13, 2015, the Fund delivered to the Company a notice of conversion for 50 shares of Series A Preferred Stock (the “First Conversion Notice”). On November 19, 2015, the Fund delivered to the Company another notice of conversion for 200 shares of Series A Preferred Stock (the “Second Conversion Notice”). On December 16, 2015, the Fund delivered to the Company a third notice of conversion for shares of Series A Preferred Stock in the amount of 50 shares of Series A Preferred Stock and requesting 2,369,991 shares of common stock (the “Third Conversion Notice and together with the First Conversion Notice and the Second Conversion Notice, the “Conversion Notices”). The calculations in the Conversion Notices assume the occurrence of Trigger Events. The Fund has alleged that Trigger Events have occurred but the Company disputes the occurrence of any Trigger Event and has reserved all rights and remedies, including the right to initiate an arbitration related to this dispute. While disputing the claims made in the Conversion Notices, (i) on November 23, 2015, the Company issued 3,332,706 shares of its common stock to the Fund representing the number of additional shares that the Company believes the Fund would be entitled to receive in connection with the First Conversion Notice and the Second Conversion Notice as a result of a Trigger Event, beyond the 3,928,936 shares and $280,000 in cash that the Company had already issued and paid in connection with the First Conversion Notice and the Second Conversion Notice on the basis that no Trigger Event had occurred; and (ii) the Company intends to issue the Fund 2,369,991 shares of common stock in connection with the Third Conversion Notice.

As described under “Dividends” and “Conversion” above, the amount of any dividend or conversion premium varies based on the Company’s share price during the applicable Measurement Period. If the Company’s share price declines during the Measurement Period with respect to a conversion notice, the Fund is entitled to recalculate the number of shares owed to the Fund pursuant to such conversion notice and the Company is then required to issue the additional shares owed. The number of days in the Measurement Period is significantly greater in a Trigger Event scenario. In response to notices from the Fund following the Fund’s recalculation of the number of shares owed on the First Conversion Notice and the Second Conversion Notice, the Company issued an additional 1,399,271 shares of common stock as additional conversion premium with respect to the First Conversion Notice and the Second Conversion Notice as a result of a decline in the share price during the applicable Measurement Periods. Substantially all of such additional shares would only be owed in the event of a Trigger Event due to the impact of the lengthier Measurement Period.

Assuming (i) the dividend and conversion premium are paid in shares of common stock instead of cash and (ii) no Trigger Event has occurred, we estimate that we may need to issue up to (x) approximately 10.3 million additional shares of our common stock if all remaining preferred shares were converted at a time when the lowest daily volume weighted average price during the applicable measurement period is $0.70 at a dividend rate of 8% or up to (y) approximately 17.9 million additional shares of our common stock if all remaining preferred shares were converted at a time when the lowest daily volume weighted average price during the applicable measurement period is $0.50 at a dividend rate of 14%; provided, however, that any such share issuance would be subject to the 4.99% or 9.99% limitation described in “Issuance Limitation” above.

Assuming (i) the dividend and conversion premium are paid in shares of common stock instead of cash and (ii) the occurrence of a Trigger Event, we estimate that we may need to issue up to (x) approximately 22.3 million additional shares of our common stock if all remaining preferred shares were converted at a time when the lowest daily volume weighted average price during the applicable measurement period is $0.70 at a dividend rate of 18% or up to (y) approximately 41.4 million additional shares of our common stock if all remaining preferred shares were converted at a time when the lowest daily volume weighted average price during the applicable measurement period is $0.50 at a dividend rate of 24%; provided, however, that any such share issuance would be subject to the 4.99% or 9.99% limitation described in “Issuance Limitation” above.

Subject to the 4.99% or 9.99% limitation described in “Issuance Limitation” above (i) if the lowest daily volume weighted average price falls below $0.50, we would be required to issue more shares of our common stock under a Trigger Event scenario and under a non-Trigger Event scenario, respectively, than indicated in the preceding two paragraphs; and (ii) if the lowest daily volume weighted average price increases above $1.50, we would be required to issue fewer shares of our common stock under a Trigger Event scenario and under a non-Trigger Event scenario, respectively, than indicated in the preceding two paragraphs.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to Exhibit 3.1 to the November 9th 8-K.

Why the Company Needs Stockholder Approval

Our common stock is listed on the NASDAQ Global Market, and we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. NASDAQ Marketplace Rule 5635(d) requires stockholder approval prior to the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) in a transaction other than a public offering: (a) at a price less than the greater of book or market value which together with sales by officers, directors or substantial stockholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (b) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Because the total number of shares of common stock issued by us to date in connection with the Series A Preferred Stock, including any conversion premium, did not exceed 20%, we were not required to seek stockholder approval for those issuances. However, future issuances of common stock to pay the dividends and any conversion premium upon conversion or redemption of the Series A Preferred Stock may result in the issuance by us of more than 20% of our outstanding common stock, which requires stockholder approval under NASDAQ rules. In addition, the Purchase Agreement requires us to seek stockholder approval of the Purchase Agreement and the issuance of common stock on conversion or redemption of the Series A Preferred Stock. Accordingly, we are seeking approval from our stockholders of the Purchase Agreement, as well as potential issuances of shares of common stock on conversion or redemption of the Series A Preferred Stock in excess of 19.9% of our outstanding common stock.

Effect of Proposal No. 1 on Current Stockholders

If stockholders do not approve Proposal No. 1, we may not be able to pay the dividends and any conversion premium upon conversion or redemption of the Series A Preferred Stock with our shares of common stock. If we cannot pay the dividends and any conversion premium upon conversion or redemption of the Series A Preferred Stock with shares of our common stock, we could be forced to pay cash upon any redemption or conversion of the shares, which resources we may not have available to us.

The issuance of such shares of common stock may result in significant dilution to our stockholders and afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. Additionally, the issuance and subsequent resale of such shares of common stock may cause the market price of our common stock to decline.

Vote Required

The affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to vote at the special meeting is required to approve this Proposal No. 1. Pursuant to the Purchase Agreement the Company, its board of directors and each of its directors is required to vote all proxies given to them in favor of approval of Proposal No. 1.

Use of Proceeds

We received gross proceeds from the issue and sale of shares under the Offering of approximately US$7.5 million. We are using the net proceeds from the Offering for general corporate purposes, including working capital.

Voting Exclusion Statement

We will disregard any votes cast on Proposal No. 1 by a holder of Series A Preferred Stock and any associate of such person.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our shares of common stock by (i) each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our shares of common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 148,677,866 shares of common stock outstanding as of December 15, 2015. All shares of common stock owned by such person, including shares of common stock underlying stock options that are currently exercisable or exercisable within 60 days after December 15, 2015 (all of which we refer to as being currently exercisable) are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown to be beneficially owned by such person, except to the extent that applicable law gives spouses shared authority.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders(1)
JPMorgan Chase & Co. 270 Park Ave New York, NY 10017	15,787,120	(2)	10.6%
Directors and Named Executive Officers
Alan D. Shortall	8,112,449	(3)	5.4%
John Lund	171,000	(4)	*
William Galle	202,500	(4)	*
Jeff Carter	179,178	(4)	*
Mary Katherine Wold	150,000	(4)	*
Harry A. Hamill	35,000	(4)	*
Ramin Mojdeh, Ph.D.	2,060,850	(5)	1.4%
David Hastings	300,000	(6)	*
Dennis P. Pyers	467,162	(7)	*
John C. Ryan	500,000	(8)	*
Mark V. Iampietro	420,189	(9)	*
All directors and executive officers as a group (11 persons)	12,598,328	(10)	8.4%

*	Indicates less than 1%
(1)	Does not include the holder of Series A Preferred Stock as they will not be deemed to hold 5% or more of our shares of common stock.
(2)	Based on information reported by NASDAQ as of September 30, 2015.
(3)	Includes 4,000,000 shares of restricted stock which are subject to time and market based vesting conditions. Includes options to purchase 750,000 shares of common stock which are currently exercisable. Includes 1,900,000 shares of unrestricted common stock that are subject to pledge agreements between Mr. Shortall and unrelated third party securities-based lending institutions.
(4)	Includes 35,000 shares of restricted stock which are subject to time based vesting conditions.
(5)	Includes 167,500 shares of restricted stock which are subject to time based vesting conditions. Includes options to purchase 225,000 shares of common stock which are currently exercisable. Does not include options to purchase 75,000 shares of common stock which are not currently exercisable.
(6)	Represents 225,000 shares of restricted stock which are subject to time based vesting conditions.

(7)	Includes 308,909 shares of restricted stock which are subject to time based vesting conditions. Includes options to purchase 11,859 shares of common stock which are currently exercisable.
(8)	Includes 350,000 shares of restricted stock which are subject to time based vesting conditions. Includes options to purchase 50,000 shares of common stock which are currently exercisable. Does not include options to purchase 150,000 shares of common stock which are not currently exercisable.
(9)	Includes 147,771 shares of restricted stock which are subject to time based vesting conditions. Includes options to purchase 11,859 shares of common stock which are currently exercisable.
(10)	Includes 4,000,000 shares of restricted stock which are subject to time and market based vesting conditions. Includes 1,374,180 shares of restricted stock which are subject to time-based vesting conditions. Includes options to purchase 1,048,718 shares of common stock which are currently exercisable. Does not include options to purchase 225,000 shares of common stock which are not currently exercisable.

OTHER BUSINESS

2016 Stockholder Proposals

Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement for the 2016 annual meeting of stockholders may do so by following the procedures prescribed by Securities Exchange Act Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing as our principal executive offices on or before June 9, 2016.

A stockholder of ours may wish to have a proposal presented at the 2016 annual meeting of stockholders, but not to have the proposal included in our proxy statement relating to that meeting. If a stockholder wants to submit a proposal for the 2016 annual meeting of stockholders but does not want to include it in our proxy statement, written notice of such stockholder proposal of other business (containing certain information specified in the bylaws about the stockholder and the proposed action) must be delivered to our Corporate Secretary at the address appearing as our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in our notice of meeting (without regard to any postponement or adjournment of such meeting after such notice was first sent). However, if our annual meeting is advanced or delayed by more than 30 days from such anniversary date, a stockholder’s written notice will be timely if it is received by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. These deadlines are set forth in our bylaws.

Nominating or Recommending for Nomination Candidates for Director

Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to us in accordance with our bylaws, which, in general, require that the notice be received by us within the time period described above under “2016 Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. A stockholder who wishes to receive a separate copy of this proxy statement, now or in the future, should submit this request by writing to our Corporate Secretary at Unilife Corporation, 250 Cross Farm Lane, York, Pennsylvania 17406 or by calling 717-384-3400. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Transaction of Other Business

Our board knows of no other business that will be conducted at the meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Corporate Information

The complete mailing address, including zip code, of our principal executive offices is 250 Cross Farm Lane, York, Pennsylvania 17406 and our telephone number there is 1-717-384-3400. The address of the principal registered office in Australia is Level 1, 1 Chifley Square, Sydney NSW 2000 and our telephone number there is +612-8346-6500. The ASX Liaison Officer is Mr. Jeff Carter.

By Order of the Board of Directors,

John C. Ryan

Senior Vice President, General Counsel

    and Secretary

December 16, 2015

Unilife Corporation

IMPORTANT SPECIAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 A.M., EST, on February 8, 2016.
Vote by Internet
• Go to www.envisionreports.com/unis
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposal — The board of directors recommends that stockholders vote FOR Proposal No. 1.

		For	Against	Abstain	+
1.	For the purposes of compliance with NASDAQ Marketplace Rule 5635(d) and for all other purposes, to approve the potential issuance of 20.00% or more of our outstanding common stock upon the redemption or conversion of, payment of dividends on and conversion premium on the Series A Preferred Stock sold pursuant to the stock purchase agreement we entered into on November 9, 2015 and which we filed as Exhibit 10.1 to a Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2015 and the Australian Securities Exchange on November 10, 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Unilife Corporation	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNILIFE CORPORATION

Failing the individual or body corporate named in the paragraph below by the undersigned, a stockholder of Unilife Corporation, a Delaware corporation (the “Company”), or if no individual or body corporate is named in the paragraph below, the undersigned does hereby appoint Dennis Pyers and John Ryan and each of them as Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the special meeting of stockholders of the Company to be held at the Crowne Plaza Philadelphia Hotel – King of Prussia, 260 Mall Blvd, King of Prussia, PA 19406, on Monday, February 8, 2016, at 4:00 P.M., U.S. Eastern Standard Time (Tuesday, February 9, 2016, at 8:00 A.M., Australian Eastern Daylight Time) (the “Special Meeting”) and at any adjournment or postponement thereof, all of the shares of the Company’s common stock that the undersigned would be entitled to vote if personally present. Dennis Pyers and John Ryan intend to vote undirected proxies in favor of proposal No. 1.

If the undersigned does not wish to appoint Dennis Pyers or John Ryan as Proxy, then the undersigned does hereby appoint                          as Proxy with full power of substitution, in the name, place and stead of the undersigned to vote at the Special Meeting of Stockholders and at any adjournment or postponement thereof, all of the shares of the Company’s common stock the undersigned would be entitled to vote if personally present.

The board of directors recommends that stockholders vote FOR Proposal No. 1.

C	Non-Voting Items
Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+